UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 15, 2019 (May 12, 2019)

Emerald Expositions Events, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38076	42-1775077
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

31910 Del Obispo Street Suite 200 San Juan Capistrano, California	92675
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 226-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging Growth Company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	EEX	New York Stock Exchange

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Sally Shankland as President and Chief Executive Officer

On May 12, 2019, the Board of Directors (the “Board”) of Emerald Expositions Events, Inc. (the “Company”) appointed Sally Shankland as President and Chief Executive Officer of the Company and its subsidiaries, effective June 1, 2019.  Ms. Shankland, who was elected a Class III member of the Board in April 2019, will continue to serve as a member of the Board.  Philip Evans will be stepping down as the Company’s Interim President and Chief Executive Officer, effective as of June 1, 2019. Mr. Evans will remain as the Company’s Chief Financial Officer and Treasurer.

Ms. Shankland, 62, has been a member of the Board since April 2019.  She brings more than 35 years of experience, including a tenure of 20+ years with UBM PLC, now part of Informa plc, a U.K.-based multinational events, academic publishing and business intelligence business.  Ms. Shankland has deep experience across diverse businesses and industries, including healthcare information, education technology, digital media and expositions.  She most recently served as Principal and founder of Astra Terra LLC, her company that provides strategic and executive advisory, consulting and mentoring services where she partnered with businesses and leaders to enhance value and drive growth, either at a strategic level, a personal level or on specific projects or initiatives.  In 2018, she served as Interim Executive at Healthline.com, the fastest growing health information site in the world, where she advised on business growth, leadership development and emotional intelligence.  Prior to that, Ms. Shankland was President of McGraw-Hill Higher Education, helping transition it from a print-based model towards adaptive learning software and, in the process, significantly growing its digital revenues.  And, previously, she served as CEO of UBM Americas, a division of UBM PLC, where she unified six divisions and four acquisitions across North and South America into a cohesive, agile business, grew organic revenues, and delivered events and marketing services in the technology, fashion, licensing, advanced manufacturing, construction, healthcare, and pharmaceutical industries.  Throughout her career, Ms. Shankland has stewarded transformation and strategic reinvention, driving organic and acquisition-based growth, global expansion, and operational improvements by harnessing data, technology, and customer insight.

Ms. Shankland serves as a Leadership Mentor at Menttium Corporation, helping rising star women professionals realize their potential and positively impact their organizations.  She served as Education Chair on the board of SISO, the Society of Independent Show Organizers, is a frequent speaker on innovation and emotional intelligence, was featured as a “Leader & Legend” in a cover story in Trade Show Executive Magazine and was named one of Folio Magazine’s media industry innovators, entrepreneurial thinkers and disrupters.  Ms. Shankland holds a certification in Emotional Intelligence Assessment and Coaching from Multi-Health Systems, Inc.

Ms. Shankland holds a bachelor’s degree in Social Science, Summa Cum Laude, from San Francisco State University.  A life-long learner, Ms. Shankland has participated in Executive Education Programs at Harvard Business School, Duke University, the Cranfield School of Management, and the Cornell Johnson Graduate School of Management.

There are no family relationships to disclose with respect to Ms. Shankland reportable under Item 401(d) of Regulation S-K.

Shankland Employment Agreement

In connection with Ms. Shankland’s appointment as President and Chief Executive Officer, on May 12, 2019, the Compensation Committee (the “Compensation Committee”) of the Board approved an Employment Agreement by and among Emerald Expositions, LLC (“Emerald”), Ms. Shankland, and, solely for the purposes of Section 2.3 thereof, the Company, effective June 1, 2019 (the “Shankland Employment Agreement”).  The following description is intended to be a summary and not a full description of all of the terms of the Shankland Employment Agreement, which is incorporated herein by reference. A copy of the Shankland Employment Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.

The Shankland Employment Agreement provides for an initial three-year term, subject to one-year renewals. It entitles Ms. Shankland to (a) an annual base salary of $650,000; (b) an annual bonus, with a target annual bonus equal to $700,000, subject to satisfaction of performance goals set annually by the Board; (c) eligibility to participate in all benefits programs for which other senior executives of Emerald are generally eligible; (d) eligibility to take an unlimited number of vacation days, pursuant to Emerald’s MyTime policy; (e) reimbursement for reasonable, documented business expenses; and (f) perquisites in the form of (i) business class travel on flights approximately two hours or longer; (ii) a fully furnished apartment rental near Emerald’s New York City office, including reimbursement in an amount up to $1,500 per month for parking and other expenses such as utilities; and (iii) reimbursement up to $15,000 for reasonable, documented legal fees incurred in connection with the drafting, negotiation and execution of the Shankland Employment Agreement.
In the event of a termination of employment for any reason, Ms. Shankland shall be entitled to payment of any earned but unpaid base salary, vested benefits in accordance with the applicable employee benefit plan, unreimbursed business expenses, unreimbursed legal fees and (except in the case of a termination by Emerald for cause, by Ms. Shankland without good reason, other than due to death or disability (each as defined in the Shankland Employment Agreement)) earned but unpaid annual bonus for calendar years completed prior to the termination date.
In addition, upon a termination of employment other than for cause, death, or disability, or upon a termination for good reason, and subject to the execution and non-revocation of a general release of claims against the Company and Emerald, Ms. Shankland shall be entitled to receive: (x) an amount equal to one times the sum of annual base salary and the annual bonus actually paid to Ms. Shankland for the previous calendar year; and (y) subject to the timely election of continuation coverage under COBRA and Ms. Shankland’s copayment of premiums associated with such coverage consistent with amounts paid by Ms. Shankland during the year of termination, monthly reimbursement of the excess costs of continued health benefits for herself and her covered dependents for the twelve month period following the date of termination. Upon a termination of employment due to her death or disability, Ms. Shankland is entitled to receive a cash amount equal to her pro-rata bonus for the year of termination, based on the actual performance of the Company for the full year.
Ms. Shankland is subject to a perpetual confidentiality covenant and, during her employment with Emerald and for 12 months immediately thereafter, non-solicitation, non-competition and non-disparagement covenants.
The Shankland Employment Agreement also entitles Ms. Shankland to receive an initial equity grant, pursuant to the Company’s 2017 Omnibus Equity Plan (the “Plan”). Her initial grant shall consist of a combination of restricted stock units (“RSUs”) and an option to purchase common stock of the Company (an “Option”), and have an aggregate value of $1,000,000 on the date of grant, which is expected to be June 3, 2019. For future years, Ms. Shankland will be eligible to receive equity grants commensurate with her position, as determined by the Compensation Committee. On May 12, 2019, the Compensation Committee approved the following awards to Ms. Shankland, which are expected to be entered into on June 3, 2019: (a) a number of RSUs with an aggregate value equal to $700,000, subject to her execution of a Restricted Stock Unit Award Agreement (the “RSU Award Agreement”), and (b) an Option with a Black-Scholes value equal to $300,000, subject to her execution of a Stock Option Agreement (the “Stock Option Agreement”). The forms of the RSU Award Agreement and Stock Option Agreement are incorporated herein by reference, and copies thereof are attached as Exhibits 10.2 and 10.3, respectively, to this Current Report on Form 8-K.
Ms. Shankland shall also be entitled to receive an additional one-time performance-based share award under the Plan, with a total award value of up to $14,000,000 and vesting linked to the Company’s achievement of certain sustained share prices during Ms. Shankland’s employment, the terms of which are summarized immediately below.
Shankland Performance Equity Grant
On May 12, 2019, the Compensation Committee approved a Performance Based Share Award Agreement, by and between the Company and Ms. Shankland, which is expected to be entered into on June 3, 2019 (the “Performance Award Agreement”), pursuant to which Ms. Shankland shall be entitled to receive a one-time performance-based share award under the Plan (the “Performance Award”). The following description is intended to be a summary and not a full description of all of the terms of the Performance Award Agreement, which is incorporated herein by reference. A copy of the form of Performance Award Agreement is attached as Exhibit 10.4 to this Current Report on Form 8-K.
The Performance Award Agreement provides that Ms. Shankland’s right to receive shares in settlement of the Performance Award shall vest based upon achievement of the closing share prices as set forth in the schedule below for a period of at least sixty out of the preceding ninety trading days (each such share price a “Vesting Threshold”).  Upon achievement of each relevant Vesting Threshold, Ms. Shankland shall be issued a number of shares equal to the corresponding award value identified in the schedule below, divided by the closing price per share on the trading day upon which the relevant Vesting Threshold was satisfied.

60/90 Trading Day Closing Share Price (Vesting Thresholds)	Award Value
At least $18.00 per Share	$2 million
At least $20.00 per Share	$3 million
At least $22.00 per Share	$4 million
At least $24.00 per Share	$5 million

In the event of a change in control, if the price per share paid by the buyer is greater than any of the Vesting Thresholds above (to the extent still unsatisfied), such portion of the Performance Award shall vest upon the closing of such change in control by treating such price per share paid by the buyer as having satisfied the applicable Vesting Threshold(s), and any remaining unvested portion of the Performance Award shall be forfeited as of the closing of such change in control.
In the event of a termination of employment for any reason, the unvested portion of the Performance Award shall terminate, except that upon a termination of employment other than for cause, or upon a termination for good reason within three months prior to the earlier of the execution of an agreement resulting in a change in control or the date of a change in control, any unvested shares subject to the Performance Award shall remain eligible to vest in accordance with the Performance Award Agreement’s vesting conditions, including in the event of a change in control. Upon a termination for cause, both vested and unvested portions of the Performance Award shall be immediately and automatically forfeited for no consideration.
The Performance Award Agreement provides that Ms. Shankland shall not sell, transfer, assign, pledge or otherwise encumber or dispose of any shares issued upon settlement of any portion of the Performance Award prior to the first to occur of (i) one year following the applicable settlement date, and (ii) the occurrence of a change in control.

Item 7.01	Regulation FD Disclosure.

On May 13, 2019, the Company issued a press release announcing the appointment of Sally Shankland as President and Chief Executive Officer.

The press release is being furnished as Exhibit 99.1 attached hereto and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated May 12, 2019, by and between Emerald Expositions, LLC, Sally Shankland, and solely for the purposes of Section 2.3 therein, Emerald Expositions Events, Inc.

10.2	Form of Restricted Stock Unit Award Agreement, by and between Emerald Expositions Events, Inc. and Sally Shankland (to be entered into as of June 3, 2019).

10.3	Form of Stock Option Agreement, by and between Emerald Expositions Events, Inc. and Sally Shankland (to be entered into as of June 3, 2019).

10.4	Form of Performance Based Share Award Agreement, by and between Emerald Expositions Events, Inc. and Sally Shankland (to be entered into as of June 3, 2019).

99.1	Press Release issued by Emerald Expositions Events, Inc. dated May 13, 2019, announcing the appointment of Sally Shankland as President and Chief Executive Officer.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2019		EMERALD EXPOSITIONS EVENTS, INC.

	By:	/s/ David Gosling
David Gosling
Senior Vice President, General Counsel and Secretary